    As filed with the Securities and Exchange Commission on January 28, 1997

                                                    REGISTRATION NO. 333 -
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                    under the
                             SECURITIES ACT OF 1933

                                   ----------

                          SPARTA PHARMACEUTICALS, INC.
             (Exact name of Registrant as specified in its charter)

                   DELAWARE                             56-1755527
         (State or other jurisdiction                (I.R.S. Employer
       of incorporation or organization)             Identification No.)

                          PENNSYLVANIA BUSINESS CAMPUS
                                 ROCK PLAZA III
                                  111 ROCK ROAD
                           HORSHAM, PENNSYLVANIA 19044
                    (Address of Principal Executive Offices)

                          SPARTA PHARMACEUTICALS, INC.
                                     AMENDED
                                 1991 STOCK PLAN
                            (Full title of the plans)

                              JERRY B. HOOK, Ph.D.
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          PENNSYLVANIA BUSINESS CAMPUS
                                 ROCK PLAZA III
                          SPARTA PHARMACEUTICALS, INC.
                                  111 ROCK ROAD
                           HORSHAM, PENNSYLVANIA 19044
                                 (215) 442-1700
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  -------------

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                 Proposed              Proposed
                                                                  maximum               maximum
           Title of                     Amount to be          offering price           aggregate                Amount of
  securities to be registered           registered(1)          per share(2)        offering price(2)        registration fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value             1,974,498                $2.01             $3,968,740.98               $1,203
                                            525,502                $1.14             $  599,072.28               $  182
                                          ---------                                                               -----
                                          2,500,000                                                              $1,385
===================================================================================================================================

(1) The number of shares of common stock, par value $.001 per share ("Common Stock"), stated above consists of the aggregate number of shares which may be sold upon the exercise of options or opportunities to make a direct purchase of shares of Common Stock (collectively, "Stock Rights") which have been granted and/or may hereafter be granted under the Sparta Pharmaceuticals, Inc. Amended 1991 Stock Plan (the "Plan"). The maximum number of shares which may be sold upon the exercise of Stock Rights granted under the Plan are subject to adjustment in accordance with certain anti-dilution and other provisions of said Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act as follows: (i) in the case of the 1,974,498 shares of Common Stock which may be purchased upon exercise of outstanding Stock Rights, the fee is calculated on the basis of the price at which the Stock Rights may be exercised; and (ii) in the case of the 525,502 shares of Common Stock for which Stock Rights have not yet been granted and the price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low sale prices per share of the Common Stock on the SmallCap Market System of the National Association of Securities Dealers Automated Quotation System (Nasdaq) as of a date (January 22, 1997) within 5 business days prior to filing this Registration Statement.
===============================================================================

                                EXPLANATORY NOTE
                                ----------------


         In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plan. The Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of shares of Common Stock which have been and/or may hereafter be issued upon the exercise of Stock Rights which have been granted under the Plan.

                                   PROSPECTUS

                          SPARTA PHARMACEUTICALS, INC.

                        1,974,498 Shares of Common Stock
                            Par Value $.001 Per Share
                       issued or issuable pursuant to the
              Sparta Pharmaceuticals, Inc. Amended 1991 Stock Plan

                                  ------------


         The Shares of Common Stock, par value $.001 per share (the "Common Stock"), offered hereby (the "Shares") are shares which have been or may in the future be acquired upon grants or issued upon the exercise of stock options and purchase opportunities which have been granted under the Sparta Pharmaceuticals, Inc. Amended 1991 Stock Plan (the "Plan"), to be sold by the stockholders of Sparta Pharmaceuticals, Inc., a Delaware corporation (the "Company"), referred to herein (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of the Shares. Some or all of the Shares may be offered for sale from time to time by the Selling Stockholders or by pledgees, donees, transferees, or other successors in interest. Such sales may be made on one or more exchanges, in the over-the-counter market, or otherwise, at prices and on terms then prevailing, or at prices related to the then-current market price, or in negotiated transactions or otherwise, or by underwriters pursuant to an underwriting agreement in customary form, or in a combination of any such methods of sale. The Selling Stockholders and any broker-dealers (including underwriters) who may participate in a sale of the Shares may be deemed to be statutory underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and the commissions paid or discounts or concessions allowed to any of such broker-dealers (including underwriters) by any person, as well as any profits received on the resale of the Shares, if any of such broker-dealers (including underwriters) should purchase any Shares as a principal, may be deemed to be underwriting discounts and commissions under the Securities Act. All discounts, commissions or fees incurred in connection with the sale of the Shares offered hereby will be paid by the Selling Stockholders or by the purchasers of the Shares, except that the expenses of registering the Shares and preparing and filing this Prospectus with the Securities and Exchange Commission (the "Commission"), and of registering or qualifying the Shares under the blue sky laws of any jurisdiction necessary to permit the distribution as described in this Prospectus, will be paid by the Company.

         The Common Stock is listed on The Nasdaq SmallCap Market ("Nasdaq") under the symbol SPTA. On January 22, 1997, the closing sale price for the Common Stock of the Company, as reported by Nasdaq, was $1.125.

                                  -----------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                 PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY
                THE RISK FACTORS INDICATED UNDER THE HEADING
                      "RISK FACTORS" BEGINNING ON PAGE 4.

                                  ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AUTHORITY NOR HAS THE COMMISSION OR ANY STATE SECURITIES AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ------------

                The date of this Prospectus is January 28, 1997.

                                  ------------

         No person has been authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Shares offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby to any person in any jurisdiction where it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.

                                  ------------

                              AVAILABLE INFORMATION

         The Company is subject to certain informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511, and at the New York Regional Office, 7 World Trade Center, Suite 1300, New York, NY 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Commission maintains a site on World Wide Web at http://www.sec.gov that contains reports, proxy and other information statements regarding registrants that file electronically with the Commission.

         The Company will provide without charge to each person, including beneficial owners, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Sparta Pharmaceuticals, Inc., Pennsylvania Business Campus, Rock Plaza III, 111 Rock Road, Horsham, Pennsylvania 19044, Attention: Ronald H. Spair.
The telephone number at this location is (215) 442-1700.

                                  -----------

         Spartaject(TM) and L.A.D.D.(TM) are trademarks of the Company.

                                TABLE OF CONTENTS

RISK FACTORS.........................................................   4

THE COMPANY..........................................................  18

SELLING STOCKHOLDERS.................................................  20

PLAN OF DISTRIBUTION.................................................  22

LEGAL MATTERS........................................................  23

EXPERTS..............................................................  23

CHANGE IN PUBLIC ACCOUNTANTS.........................................  23

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................  24

IMPORTANT FACTORS REGARDING FORWARD LOOKING STATEMENTS...............  24

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.................. II-1

SIGNATURES.......................................................... II-4

INDEX TO EXHIBITS FILED WITH FORM S-8 REGISTRATION STATEMENT........ II-6

                                  RISK FACTORS

         An investment in the securities offered hereby involves a high degree of risk and the securities should not be purchased by persons who cannot afford the loss of their entire investment. In addition to the other information in this Prospectus or incorporated herein by reference, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered hereby.

Early Stage of Development. The Company's product candidates are in the early stages of research and development and no revenues have been generated to date from product sales, nor are any product revenues expected for at least the next several years, if at all. To date, only limited human testing has been conducted on any of the Company's proposed product candidates. The Company has received approval of Investigational New Drug ("IND") applications by the United States Food and Drug Administration ("FDA") relating to proposed Phase I clinical trials in the United States for three product candidates of which one is currently in Phase I Clinical Trials. The Company's other product candidates are in the preclinical stage of development; testing has not yet commenced. As a result, the Company must be evaluated in light of the problems, delays, uncertainties and complications encountered in connection with a development stage biopharmaceutical business. The risks include, but are not limited to, the possibilities that any or all of the Company's potential products will be found to be ineffective or toxic, or fail to receive necessary regulatory clearances. To achieve profitable operations, the Company must successfully develop, obtain regulatory approval for, introduce and successfully and profitably market products that are currently in the research and development phase. The great majority of the preclinical research and clinical development work and testing for the Company's product candidates remains to be completed. The Company is currently not profitable, and no assurance can be given that the Company's research and development efforts will be successful, that required regulatory approvals will be obtained, that any of the Company's proposed products will be safe and effective, that any such products, if developed and introduced, will be successfully marketed or achieve market acceptance, or that such products can be marketed at prices that will allow profitability to be achieved. Failure of the Company to successfully develop, obtain regulatory approval for, introduce and market its products under development would have a material adverse effect on the business, financial condition and results of operations of the Company.

Need for Substantial Additional Funds. The Company expects that existing capital resources and interest earned on invested funds will be sufficient to fund its operations through early 1998. However, the Company may be required to seek additional financing to continue operations during such period in the event of cost overruns or unanticipated expenses. The Company has experienced delays in funding its planned research and development activities and will require substantial additional funds to finance its business activities on an ongoing basis. The Company's future capital requirements will depend on numerous factors, including, but not limited to, progress in its research and development programs, including preclinical and clinical trials, costs of filing and prosecuting patent applications and, if necessary, enforcing issued patents or obtaining additional licenses to patents, competing technological and market developments, the cost and timing of regulatory approvals, the ability of the Company to establish collaborative relationships, and the cost of establishing manufacturing, sales and marketing capabilities. The Company has no current commitment to obtain additional funds and is unable to state the amount or potential source of such additional funds. Moreover, because of the Company's potential long-term capital requirements, it may undertake additional equity offerings whenever conditions are favorable, even if it does not have an immediate need for additional capital at that time. There can be no assurance that the Company will be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on reasonable terms. Any such additional funding may result in significant dilution to existing stockholders. If adequate funds are not available, the Company may be required to delay, reduce or eliminate research and development programs, capital expenditures, and marketing and other operating expenses. The Company may be required to obtain funds through arrangements with collaborative partners that may require the Company to relinquish material rights to its products that it would not otherwise relinquish.

History of Losses; Going Concern Report; Uncertainty of Future Financial Results. The Company has experienced significant operating losses since its inception in June, 1990. As of September 30, 1996, the Company's accumulated deficit was $15,815,734. The majority of the Company's income to date has been derived from interest earned on invested funds. The Company's former independent auditors have included an explanatory paragraph in their report on the Company's financial statements for each fiscal year since inception, including as of December 31, 1995, which paragraph expresses substantial doubt concerning the Company's ability to continue as a going concern. The Company has not introduced any product commercially. The Company expects to incur increasing operating losses over the next several years as its product research programs expand and various preclinical and clinical trials commence. The amount of net losses may vary significantly from year-to-year and quarter-to-quarter and depends on, among other factors, the timing of Company payments in connection with sponsored research, and the progress of preclinical and clinical development programs. The Company's ability to attain profitability will depend on, among other things, it successfully completing development of its product candidates, obtaining regulatory approvals, establishing manufacturing, sales and marketing capabilities, and obtaining sufficient funds to finance its activities. There can be no assurance that the Company will be able to achieve profitability or that profitability, if achieved, can be sustained.

Reliance on Patents and Other Proprietary Rights. The pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. The Company's success will depend, in part, on its ability to enjoy or obtain protection for its products and technologies under United States and foreign patent laws and other intellectual property laws, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. The patent position of pharmaceutical firms is often highly uncertain and usually involves complex legal and factual questions.

Some of the planned product candidates or technologies that the Company has licensed or has rights to license are covered by United States and foreign patents issued, assigned or licensed to the Company's licensors, and applications for additional United States and foreign patents for certain of its products and technologies have been filed or are expected to be filed.

There is a substantial backlog of pharmaceutical and biotechnology patent applications at the United States Patent and Trademark Office (the "PTO") and equivalent foreign agencies. There can be no assurance that patent applications relating to the Company's potential products, or technologies licensed by the Company from others or licenses that the Company may obtain in the future or file itself, will result in patents being issued, will afford adequate protection to the Company, or will provide competitive advantages to the Company with respect to any rights granted thereunder. In addition, there can be no assurance that such patent applications and licenses will not be challenged, invalidated, infringed or circumvented. Furthermore, patent applications in the United States are maintained in secrecy until patents issue. Accordingly, there can be no assurance that all United States and foreign patents or patent applications that may pose a risk of infringement have been identified. Publication of discoveries in the scientific or patent literature, if made, tends to lag actual discoveries by several months. There can be no assurance that others have not independently developed or will not independently develop similar products and/or technologies, will not duplicate any of the Company's products or technologies or, if patents are issued to or licensed by the Company, will not design around such patents. There can be no assurance that patents issued to others will not adversely affect the development or commercialization of the Company's products or technologies, or that, if patents are issued in one jurisdiction, patents will also issue in any other jurisdiction. Further, patents owned by or licensed to the Company may expire prior to the Company commercializing its technology applications and product candidates covered by the applicable patents.

Moreover, the Company conducts some research through academic advisors and collaborators who may be prohibited from entering into inventors' rights agreements by the academic institutions that employ them. Furthermore, there can be no assurance that the validity of any of the patents licensed to, or that may in the future be owned by, the Company would be upheld if challenged by others in litigation or that the Company's activities would not infringe patents owned by others. The Company could incur substantial costs in defending itself in suits brought against it or any of its licensors, or in suits in which the Company may assert its patents or patents in which it may have rights against others, or in suits contesting the validity of a patent. Any such proceedings may be protracted. In any suit contesting the validity of a patent, the patent being contested would be entitled to a presumption of validity and the contesting party would be required to demonstrate invalidity of such patent by clear and convincing evidence. The Company could also incur substantial costs in connection with any suits relating to matters for which the Company has agreed to indemnify its licensors. In addition, the Company may be required to obtain licenses to patents or other proprietary rights of third parties. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company is required to, and does not obtain such licenses, it could be prevented from or encounter delays in, developing, manufacturing or marketing its products and technologies while it attempts to design around such patents or other rights.

Some of the compounds that the Company is developing or may in the future develop, including aphidicolin, busulfan, 5-FP, paclitaxel and RII retinamide, are believed to be in the public domain, or not presently subject to patent protection as compounds in the United States. Where the Company chooses to apply the Spartaject Technology and L.A.D.D. Technology licensed by it to compounds that are not patented, any patent protection for any products which may be so developed will be dependent upon the patent protection, if any, applicable to the particular technology applied.

In June 1996, the PTO issued an office action on the Company's application indicating that sixteen claims were allowed, which claims are drawn to the administration of 5-FP, IPdR and other compounds with similar structures, for the treatment of liver associated diseases. Other claims were finally rejected, including claims which relate to the application of the L.A.D.D. Technology to the oral administration of 5-FP and other compounds with similar structures. The Company believes that further negotiation with the examiner or, if necessary, an appeal of the examiner's position to the PTO Board of Patent Appeals and Interferences, will result in the allowance of additional claims, including, at the least, a claim drawn to the oral administration of 5-FP, although the Company cannot predict with certainty whether or not a patent thereon will be granted.

Two patents (the "Antichymotrypsin Patents") were assigned to Sonoran Desert Chemicals LLC in 1990 and 1991, respectively, relating to certain uses of antichymotrypsin. The Antichymotrypsin Patents include claims covering methods for treating pulmonary and/or bowel inflammations in a mammal using [alpha]-1-antichymotrypsin, derivatives and salts thereof, methods for treating inflammation using [alpha]-1- antichymotrypsin topically and pharmaceutical compositions of [alpha]-1-antichymotrypsin, its salts or derivatives. To the Company's knowledge, products embodying the Antichymotrypsin Patents have not yet been developed. Claims of the Antichymotrypsin Patents may cover the use of LEX032, the lead compound which the Company acquired in the purchase of the assets and business of Lexin Pharmaceutical Corporation on March 15, 1996. The Company believes, however, that such claims would not cover the Company's intended use of LEX032. Nevertheless, there can be no assurance in this regard, and if such claims are found to cover the Company's intended use of LEX032, and the Antichymotrypsin Patents are not invalid, then the Company will require a license from the holders of the patents in order to develop or commercialize LEX032 in the United States or any other country where the Antichymotrypsin Patents may have issued. There can be no assurance that a license will be obtainable on acceptable terms, if at all, and any negotiations to obtain a license may be protracted. If the Company is unable to obtain such a license on commercially reasonable terms, such inability to obtain such a license could have a material adverse effect on the Company's business and its future results of operations.

Three patents (the "Third Party Patents") have been issued in the United States (in September, 1992 (No. 5,145,684), March, 1995 (No. 5,399,363) and February,
1996 (No. 5494683), respectively) and are believed by the Company to be assigned to Eastman Kodak Company or a subsidiary thereof. The March, 1995 patent is a continuation-in-part of the September, 1992 patent. The February, 1996 patent is a divisional of the March, 1995 patent. The Third Party Patents include numerous claims that, based on presently available information, may cover certain embodiments of the Spartaject Technology, including formulations of certain taxanes. If the Third Party Patents are not invalid insofar as their claims relate to those embodiments of the Spartaject Technology, then (i) the Company will require a license from the holder of the Third Party Patents to commercialize those embodiments of the Spartaject Technology and sell or sublicense products utilizing those embodiments of the Spartaject Technology in the United States and (ii) the extent to which the Company might require such a license will depend on the final formulations of its and any sublicensee's products and whether they utilize those embodiments of the Spartaject Technology that are covered by the Third Party Patents. If the Company is required to obtain a license under the Third Party Patents to practice those embodiments of the Spartaject Technology and sell, or sublicense others to sell, products utilizing those embodiments of the Spartaject Technology in the United States and is unable to do so on commercially reasonable terms, then the inability to obtain such a license could have a material adverse effect on the Company's business and its future results of operations.

Patent applications corresponding to the Third Party Patents have been filed in various countries outside the United States, including certain European countries through the European Patent Office (the "EPO"), Japan and Canada. Such patent applications have been filed with pending claims that, based on presently available information, may cover certain embodiments of the Spartaject Technology. The applications filed by the holder of a United States patent related to the Spartaject Technology (the Licensed Patent) in various foreign countries, including certain European countries through the EPO, Japan and Canada, have earlier effective filing dates than the application filed in certain European countries, Japan and Canada corresponding to the Third Party

Patents. The Company believes that generally, in most foreign countries, in the case of conflicting applications claiming the same patentable invention, the application with the earlier effective filing date (in this case the patent applications filed by the holder of the Licensed Patent) is entitled to the issuance of the patent. Accordingly, although there can be no assurance that foreign law will be applied in this manner, the Company believes that a patent issued in such European countries, Japan or Canada corresponding to the Third Party Patent should be invalid (or susceptible to cancellation) insofar as it pertains to the practice of the Spartaject Technology. Therefore, the Company believes it should not be prevented ultimately from commercializing the Spartaject Technology in such European countries, Japan or Canada solely by reason of the issuance of such patent. However, if the Company is required to obtain a license under any patent issued in such European countries, Japan or Canada and is unable to do so on commercially reasonable terms, then the inability to obtain such a license could have a material adverse effect on the Company's business and its future results of operations.

A patent was issued in the United States (the "Orphan Patent") and a patent application which designated various countries outside the United States was published under the PCT (the "Orphan Application") which the Company understands have been licensed exclusively to Orphan Medical, Inc. The Orphan Patent includes claims, and the Orphan Application is seeking claims, covering methods of treating (i) patients with malignant conditions using an intravascularly administrable busulfan preparation and (ii) leukemia or lymphoma patients undergoing a bone marrow transplant using an intravenously administrable busulfan preparation that the Company believes do not cover the use of Spartaject busulfan. However, there can be no assurances in this regard, and if such claims do cover the Company's intended use of Spartaject busulfan, and the Orphan Patent is not invalid, then the Company may require a license from the holder or exclusive licensee of such patent or patents in order to develop or commercialize Spartaject busulfan in the United States. There can be no assurance that a license will be obtainable on acceptable terms, if at all, and any negotiations to obtain a license may be protracted. If the Company is unable to do so on commercially reasonable terms, then the inability to obtain such a license could have a material adverse effect on the Company's business and its future results of operations. Furthermore, there can be no assurances that a different interpretation with respect to coverage of the use of Spartaject busulfan will not be obtained in countries outside the United States in the event any claims are allowed pursuant to the Orphan Applications.

The Company is aware that two international patent applications by The Wellcome Foundation Limited were published under the PCT in 1992, designating the United States, major European countries and Japan, among other countries. As published, the applications have broad claims that the Company believes may cover certain of the prodrugs which may be used by the Company in practicing the L.A.D.D. Technology licensed by the Company to which the prodrugs are intended to be converted in vivo. A patent in Australia based on one of such applications was issued on March 7, 1995 and expires in 2011. Two patent applications in New Zealand based on one of such applications were allowed and published for opposition in November, 1995 and unless opposed will be granted and will expire in 2011 (such Australian patent and potential New Zealand patent being called collectively, the "ANZ Patents"). The claims of the ANZ Patents do not appear to cover the application of the L.A.D.D. Technology to 5-FP but may cover its application to IPdR as a radiosensitizer. There can be no assurance however that another patent or patents based on such published applications will not issue in the United States or other jurisdictions or that the ANZ Patents and any other such issued patent or patents would not contain claims which could affect the practice of the L.A.D.D. Technology. The Company believes that if the ANZ Patents are valid as issued or any such other patent or patents issue in any jurisdiction, it may be required to seek a license under such claims in order to develop, market and sell certain of the applications of its L.A.D.D. Technology in such jurisdictions. There can be no assurance that such licenses will be obtainable on reasonable terms to the Company, if at all. If any such license were required to practice the L.A.D.D. Technology, the inability to obtain such license could have a material adverse effect on the Company's business.

All of the Company's product candidates and proposed technology applications are in the early stage of development. Even if development of such product candidates and technology applications is successful and approval for sale is obtained, there can be no assurance that applicable patent coverage, if any, will not have expired or will not expire shortly after such approval, which expiration, in the absence of other regulatory protection, could have a material adverse effect on the sales and profitability of such product or application. The United States patent on asulacrine expires in 1999 and other United States and foreign patents covering compounds or technologies the Company intends to develop expire in 1998 and subsequent years. The Company also seeks to protect its proprietary technology, including technology which may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors' rights agreements with its employees. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise be disclosed to, or discovered by, competitors. There can also be no assurance that others will not independently develop similar or superior products or technologies or otherwise obtain access to the Company's proprietary products or technologies.

Proprietary protection of the Company's products and technologies is important to the Company's business, and the Company's failure or inability to maintain the proprietary nature of its products and technologies could have a material adverse effect on the Company's financial condition and the results of its operations.

License Agreements; Risk of Loss of Spartaject Technology. The Company has contractual rights to certain compounds and technologies through various license agreements. These agreements are generally terminable by the licensor if the Company does not meet its financial obligations thereunder or otherwise for cause upon short notice or in the event the Company is insolvent or bankrupt, does not apply minimum resources and efforts to develop the compounds and technologies under licenses or does not achieve certain filing goals with respect to new drug applications ("NDAs"), the earliest of which is January, 1997. The Company is currently renegotiating the license agreement which requires the Company to file an NDA by January, 1997. There can be no assurance that the agreements will not be so terminated and, if terminated, that the Company will be able to enter into similar agreements on terms as favorable to the Company as those contained in its existing license agreements. Furthermore, the Company may seek additional licenses in the future, and there can be no assurance that the Company will be able to enter into similar license agreements for additional products in the future on terms acceptable to it.

The Company is a party to a license with Research Triangle Pharmaceuticals Ltd. ("RTP"), a wholly-owned subsidiary of Cato Holding Co., relating to the Spartaject Technology. Such license requires the Company, subject to extensions and qualifications in certain circumstances, to fund, prepare and file NDAs for a fixed number of products by specified dates, the earliest of which is January, 1997. The Company is currently renegotiating such license agreement. In the event that the Company is unable to prepare and file such NDAs in accordance with the time requirements set forth in the license, the Company's rights under the license could become subject to termination and, if terminated, the Company would be unable to commercialize any products utilizing the Spartaject Technology.

Risks of New Product Development; Market Uncertainty. The Company has received approval by the FDA for IND applications relating to three product candidates, Spartaject busulfan, L.A.D.D. 5-FP and RII retinamide, one of which is currently in Phase I clinical trials. LEX032, is in the preclinical stage of development. One of the Company's product candidates, asulacrine, is in a second Phase I clinical trial in England being conducted by the Cancer Research Campaign (the "CRC"). The Company has not filed an IND with the FDA for asulacrine. Because of the incidence of vein inflammation apparently caused by the injectable formulation of the compound used in the first clinical trial, the CRC developed an oral formulation of the compound which has recently entered a second Phase I clinical trial in the U.K. Another potential product candidate, IPdR, is a nucleoside analogue. It is possible that as a result of severe complications and deaths associated with the use of another nucleoside analogue, which was under clinical investigation for hepatitis, more extended preclinical toxicity testing may be required by the FDA for any nucleoside analogues under investigation for any use, and there can be no assurance that similar toxicities from the use of IPdR will not result.

The Company has not commenced development of some of its other product candidates and has done only limited development on others. None of the products the Company proposes to develop or is developing has been approved for marketing by regulatory authorities and all of the Company's products will require significant research and development, including lengthy clinical testing, prior to their commercialization. The results of clinical trial and preclinical testing discussed in this Prospectus for the Company's compounds and technologies are subject to varying interpretations. Furthermore, studies conducted with alternative designs or on alternative populations could produce results that vary from those discussed in this Prospectus. Therefore, there can be no assurance that the results discussed in this Prospectus or the Company's interpretation of them will be accepted by governmental regulators or the medical community. Even if the development of the Company's products in the preclinical phase advances to the clinical stage, there can be no assurance that they will prove to be safe and effective. The products that are successfully developed, if any, will be subject to requisite regulatory approval prior to their commercial sale, and the approval, if obtainable, may take several years. Generally, only a very small percentage of the number of new pharmaceutical products initially developed is approved for sale. Even if they are approved for sale, there can be no assurance that they will be commercially successful. The Company may encounter unanticipated problems relating to development, manufacturing, distribution and marketing, some of which may be beyond the Company's financial and technical capacity to solve. The failure to address such problems adequately could have a material adverse effect on the Company's business and prospects. No assurance can be given that the Company will succeed in the development and marketing of any new drug products, or that they will not be rendered obsolete by products of competitors.

The Company has estimated the number of patients with a particular type of cancer or other diseases, the number of patients who were administered a particular drug and the number of patients who received or might have been candidates for a particular type of treatment. There can be no assurance of the extent to which any of the Company's products, if successfully developed, will actually be used by patients. Furthermore, there can be no assurance that the Company's sales of its products for such uses will be profitable even if patient use occurs.

Uncertainty of Health Care Reform Measures. Federal, state and local officials and legislators (and certain foreign government officials and legislators) have proposed or are reportedly considering proposing a variety of reforms to the health care systems in the United States and abroad. The Company cannot predict what health care reform legislation, if any, will be enacted in the United States or elsewhere. Significant changes in the health care system in the United States or elsewhere are likely to have a substantial impact over time on the manner in which the Company conducts its business. Such proposals and changes could have a material adverse effect on the Company's ability to raise capital. Furthermore, the Company's ability to commercialize its potential products may be adversely affected to the extent that such proposals have a material adverse effect on the business, financial condition and profitability of other companies that are prospective corporate partners with respect to certain of the Company's proposed products.

Uncertain Extent of Price Flexibility and Third Party Reimbursement. The Company's ability to commercialize its products successfully will depend in part on the extent to which appropriate reimbursement levels for the cost of such products and related treatment are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). Third party payers are increasingly challenging the prices charged for medical products and services. Also, the trend towards managed health care in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reduce government insurance programs, may all result in lower prices for the Company's products. The cost containment measures that health care providers are instituting could affect the Company's ability to sell its products and may have a material adverse effect on the Company.

Government Regulation; Need for FDA and Other Regulatory Approval; Orphan Drug Status. Prior to marketing, each of the Company's drugs must undergo an extensive regulatory approval process conducted by the FDA and applicable agencies in other countries. The process, which focuses on safety and efficacy and includes a review by the FDA of preclinical testing and clinical trials and an investigation as to whether good laboratory and clinical practices were maintained during testing, takes many years and requires the expenditure of substantial resources. The Company is, and will be, dependent on the external laboratories and medical institutions conducting its preclinical testing and clinical trials to maintain both good laboratory practices established by the FDA and good clinical practices. Data obtained from preclinical and clinical testing are subject to varying interpretations which could delay, limit or prevent regulatory approval. In addition, delays or rejection may be encountered based upon changes in FDA policy for drug approval during the period of development and by the requirement for regulatory review of each IND and NDA. There can be no assurance that even after such time and expenditures regulatory approval will be obtained for any of the Company's product candidates. Moreover, such approval may entail significant limitations on the indicated uses for which a drug may be marketed. Even if such regulatory approval is obtained, a marketed therapeutic product and its manufacturer are subject to continual regulatory review, and later discovery of previously unknown problems with a product or manufacturer may result in restrictions on such product or manufacturing, including withdrawal of such product from the market. Change in the manufacturing procedures used by the Company for any of the Company's approved drugs are subject to FDA review, which could have an adverse effect upon the Company's ability to continue the commercialization or sale of a drug. The process of obtaining FDA approval is costly and time consuming, and there can be no assurance that any product that the Company may develop will be deemed to be safe and effective by the FDA. The Company will not be permitted to market any product it may develop in any jurisdiction in which the product does not receive regulatory approval.
                                      -11-

The Company intends to seek orphan drug status for some of its product candidates pursuant to the Orphan Drug Act of 1983 (the "Orphan Drug Act") and has been granted orphan drug status for the Spartaject formulation of busulfan as preparative therapy for malignancies treated with bone marrow transplantation and for RII retinamide for the treatment of myelodysplastic syndromes. There can be no assurance orphan drug status will be granted for other product candidates or that for any grant of orphan drug status, such grant will provide the Company with any benefits. Although under the Orphan Drug Act as now in effect orphan drug status may provide an applicant exclusive marketing rights in the United States for a designated indication for seven years following marketing approval, in order to obtain such benefits, the applicant must be the sponsor of the first NDA approved for that drug and indication. If a third party receives prior FDA approval for an orphan drug indication, the Company may be precluded by the Orphan Drug Act from obtaining market approval for seven years. Orphan Medical, Inc., a United States company which is not affiliated with the Company's distributors of Spartaject busulfan in Europe and Sweden, has disclosed that it is in Phase I clinical trials with an intravenous form of busulfan for use in bone marrow transplants using a formulation with solvents licensed from a Research Institute. It cannot be predicted whether such development by Orphan Medical, Inc. will be successful and whether it will adversely affect the ability of the Company to obtain FDA approval of Spartaject busulfan for the orphan drug indication of use in bone marrow transplants. In addition, amendments to the Orphan Drug Act have been introduced in Congress, which if adopted, would limit the benefits available for sellers of orphan drugs, including limiting the exclusivity period to four years generally and providing for the loss or sharing of exclusivity in some circumstances. There can be no assurance that such amendments or other amendments will not be adopted, and therefore the Company is unable to predict the extent to which or whether any benefits currently provided by the Orphan Drug Act will continue to be available.

Competition; Technological Change. There is substantial competition in the pharmaceutical field and in the areas of the Company's proposed business in cancer, cardiovascular disorders and acute inflammation from companies with financial resources, and licensing, research and development staffs and facilities substantially greater than those of the Company. Competitors include pharmaceutical companies with recognized, well established development programs in these areas, and biotechnology firms and pharmaceutical companies with therapies in the development stage. Many of such companies have extensive experience in undertaking preclinical testing and clinical trials and obtaining FDA and other regulatory approvals. There can be no assurance that the Company's competitors will not succeed in developing similar technologies and products more rapidly than the Company and that these technologies and products will not be more effective than any of those that are being or will be developed by the Company, or render the Company's technologies and products obsolete or noncompetitive. The Company is applying, and may in the future apply, its Spartaject Technology or L.A.D.D. Technology to compounds that are believed to be in the public domain, or not presently subject to patent protection as compounds, in the United States, including aphidicolin, busulfan, 5-FU and paclitaxel. As a result, the Company cannot prevent other companies from developing products or applying delivery technologies other than the Spartaject Technology and the L.A.D.D. Technology to such compounds in a manner than competes with technologies and product candidates under development by the Company. Several pharmaceutical companies are developing protease inhibitors with potential application in pulmonary inflammation, pancreatitis, coagulative disorders and reperfusion injury. It is widely acknowledged that proteases are a critical component in the inflammatory cascade and their inhibition has been pursued by companies engaged in the development of both traditional pharmaceuticals and biotech compounds.

Dependence Upon Others for Manufacturing and Marketing. The Company currently has no capability to manufacture any of its products for preclinical testing or clinical trials, and, if appropriate, for commercial purposes, or to market them. The Company does not intend to establish in the foreseeable future manufacturing facilities to produce drug chemicals or product formulations, except possibly with respect to its Spartaject Technology, or marketing capabilities, other than potentially in the United States to specialists in oncology/hematology practices. Accordingly, the Company will be required to enter into arrangements with other companies for the manufacture and marketing of its products. If the Company is unable to obtain or maintain third party manufacturing and marketing arrangements, it may not be able to commercialize its product candidates as planned. In addition, manufacturers of the Company's products will be subject to applicable current good manufacturing practices ("cGMP") prescribed by the FDA or other rules and regulations prescribed by foreign regulatory authorities. There can be no assurance that the Company will be able to enter into manufacturing agreements either domestically or abroad with companies whose facilities and procedures comply with cGMP or applicable foreign standards. Should such agreements be entered into, the Company will be dependent on such manufacturers for continued compliance with cGMP and applicable foreign standards. Failure by a manufacturer of the Company's products to maintain cGMP or applicable foreign standards could result in significant time delays or the inability of the Company to commercialize a product and could have a material adverse effect on the Company. In addition, the Company's dependence on third parties for the manufacture and marketing of its products may adversely affect profit margins on its products.

Product Liability. The testing, marketing and sale of human health care products entail an inherent risk of adverse side effects and/or personal injury and product liability, and there can be no assurance that product liability claims will not be asserted against the Company. The Company currently has no product liability insurance. Under the terms of most of its license agreements, the Company is required both to indemnify its licensor against product liability risks and to obtain such coverage prior to the sale of the products covered by the license, and in certain instances, at coverage levels specified in the license agreement by the licensor. If the Company fails to do so, its licensor will be entitled to terminate the license. Although the Company will seek to carry reasonable levels of product liability insurance, it is not certain that such coverage will be obtainable on reasonable terms and at levels required by its licensors, or if obtained, that such amounts ultimately will prove adequate or will be renewable for any period. If such insurance is not obtained and maintained at sufficient levels, or if any product liability claim against the Company were sustained, the Company's business and prospects could be materially adversely affected and its rights to market certain of its products could be terminated.

Dependence on Key Personnel and Scientific Advisors. The Company is highly dependent on having qualified experienced management, the loss of one or more of whom could have a material adverse effect on the Company if an appropriate successor is not available with reasonable promptness. The Company currently holds "key person" insurance for coverage against the unanticipated death of particular executives in the amount of $4,000,000. The Company has $2,000,000 of such coverage in respect of each of William M. Sullivan, Chairman of the Board and Jerry B. Hook, Ph.D., the Company's President and Chief Executive Officer. The relevant insurance policies name the Company as beneficiary. The loss of services of a key person could have a material adverse effect on the Company. Although the Company has employment agreements with Dr. Hook, Dr. William

McCulloch, Senior Vice President, Research and Development, and Ronald H. Spair, Chief Financial Officer, each such executive officer may terminate his employment at any time upon thirty days notice, and there can be no assurance that such agreements will not be so terminated.

The Company's scientific advisors are employed on a full time basis by unrelated employers and some have one or more consulting or other advisory arrangements with other entities which may conflict with their obligations to the Company. Inventions or processes discovered by such persons, other than those to which the Company's licenses relate or those to which the Company is able to acquire licenses for or those which were invented while performing consulting services under contract to the Company, will most likely not become the property of the Company, but will remain the property of such persons or such persons' full-time employers. Failure to obtain needed patents, licenses or proprietary information held by others could have a material adverse effect on the Company.

Limited Personnel; Dependence on Corporate and Academic Collaborators for Research and Development. The Company has nine full-time employees. With these exceptions, the Company relies, and for the foreseeable future will rely, on contract development organizations, other academic collaborators and other consultants for its preclinical and clinical planning, development, monitoring and regulatory registration services. Contract development organizations and the Company's advisors and consultants are employed or retained by other entities, and they have commitments to, or consulting or advisory contracts with, such entities that may limit their availability to the Company and that may compete with the Company. There can be no assurance that their services will be available to the Company on a timely basis when needed, or at all, and as non-employees, the Company has limited control over their activities. In addition, the academic collaborators are not actively involved in the Company's business or in the development of its products from a commercial perspective. Contract development organizations and the Company's advisors and consultants generally sign agreements that provide for confidentiality of the Company's proprietary information and results of studies. However, there can be no assurance that the Company will be able to maintain the confidentiality of the Company's technology, the dissemination of which could have a material adverse effect on the Company's business. Because of the nature of its business, the Company will require a wide range of skilled personnel to conduct its proposed operations and will be dependent upon its ability to attract and retain qualified management, scientific and marketing personnel. There is intense competition among pharmaceutical companies for such personnel, and there is no assurance that the Company will be successful in recruiting or retaining them.

Conducting Business Abroad. To the extent the Company conducts business outside the United States, it intends to do so through licenses, joint ventures or other contractual arrangements for the development, manufacturing and marketing of its products. Although the Company has entered into a development and marketing arrangement for Spartaject busulfan for Europe and the Scandinavian countries, no assurance can be given that the Company will be able to establish other foreign operations successfully through such a plan, that the necessary foreign regulatory approvals for its product candidates will be obtained, that foreign patent coverage will be available or that the manufacturing and marketing of its products through such licenses, joint ventures or other arrangements will be commercially successful. The Company might also have greater difficulty obtaining proprietary protection for its products and technologies outside the United States rather than in it, and enforcing its rights in foreign courts rather than in United States courts.

Shares Eligible for Future Sale; Registration Rights. Of the 9,733,557 shares of Common Stock outstanding as of the date of this Prospectus, approximately 6,636,412 shares will be eligible for sale in the public market without restriction on the date of this Prospectus. In addition to such outstanding shares of Common Stock, there are 16,672,137 shares of Common Stock issuable under currently outstanding warrants, 9,768,384 shares of Common Stock issuable upon conversion of the currently outstanding Series B' Convertible Preferred Stock (the "Series B' Stock") and approximately 3,000,000 shares of Common
Stock issuable or reserved for issuance under the Company's Amended 1991 Stock Plan and under various license, option and research agreements. No prediction can be made as to the effect, if any, that the sale, or the availability for the sale, of such securities will have on the market prices prevailing from time to time for the Common Stock and the outstanding warrants. Nevertheless, the possibility that substantial amounts of such securities may be sold in the public market may adversely affect prevailing market prices for the Company's equity securities, and could impair the Company's ability to raise capital in the future through the sale of equity securities. Certain stockholders have also been granted demand and piggy-back rights with respect to future registrations by the Company. Sales of Common Stock, or the possibility of such sales, in the public market may adversely affect the market price of the Common Stock underlying the securities being offered hereby.

Antitakeover Effects of Certain Charter and By-Law Provisions and Delaware Law. The Board of Directors has the authority to issue shares of preferred stock with rights and preferences senior to those of the Common Stock without further vote or action by the stockholders of the Company. In addition, the Company's Restated By-Laws and Restated Certificate of Incorporation contain certain provisions (including a classified Board of Directors) that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock or other equity securities. These provisions could also make it more difficult for stockholders to change the management of the Company or to effect certain transactions.

Absence of Dividends. The Company has never declared or paid any cash dividends and does not anticipate paying dividends on its Common Stock or other equity securities for the foreseeable future. Management of the Company anticipates that all earnings and other resources of the Company, if any, will be retained by the Company for investment in its business.

Potential Volatility of Price; Low Trading Volume. The market price of the Common Stock, like that of many other development-stage public pharmaceutical or biotechnology companies, has been and may continue to be, highly volatile. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, disclosure of results of preclinical and clinical testing, adverse reactions to products, governmental regulation and approvals, developments in patent or other proprietary rights, public or regulatory agency concerns as to the safety of products developed by the Company and general market conditions may have a significant effect on the market price of the Common Stock and the Company's other equity securities. In addition, in general, the Common Stock has been thinly traded on the Nasdaq SmallCap Market, which may affect the ability of the Company's stockholders to sell shares of the Common Stock in the public market. There can be no assurance that a more active trading market will develop in the future.

Control by Directors and Others. The Company's directors, executive officers and principal stockholders beneficially own (excluding exercisable options, warrants and convertible securities) approximately 37% of the outstanding shares of Common Stock. Accordingly, the Company's executive officers, directors, principal stockholders and certain of their affiliates have the ability to exert substantial influence over the election of the Company's Board of Directors, and to control the outcome of substantially all issues submitted to the Company's stockholders.

Limited Availability of Net Operating Loss Carry Forwards. At December 31, 1995, the Company had accumulated approximately $9,000,000 in net operating loss carry forwards. Based on the number of shares of Common Stock, convertible notes and shares of convertible preferred stock issued in 1993, the Company exceeded the limits allowable under the Tax Reform Act of 1986 related to changes in ownership percentage governing future utilization of net operating loss carry forwards under Internal Revenue Code Section 382. The effect of these occurrences is to limit the annual utilization of the net operating loss carry forwards to an amount determined by multiplying the fair market value of the Company immediately prior to a change in ownership by the Federal long term tax exempt interest rate at the time of the change. There can be no assurance that further limitations on utilization of net operating loss carry forwards will not occur resulting from ownership changes that have taken place subsequent to December 31, 1995 and those that may occur in the future.

Possible Delisting from Nasdaq and Market Illiquidity. Continued inclusion of the Common Stock, Class A Warrants, Class B Warrants, Class C Warrants and the Units issued at the time of the Company's Initial Public Offering (collectively, the "Publicly Traded Securities"), for quotation on The Nasdaq SmallCap Market ("Nasdaq") will require that (i) the Company maintain at least $2,000,000 in total assets (the "Minimum Asset Requirement") and $1,000,000 in capital and surplus, (ii) the minimum bid price for the Common Stock be at least $1.00 per share, (iii) the public float consist of at least 100,000 shares of Common Stock, valued in the aggregate at more than $200,000, (iv) the Common Stock have at least two active market makers and (v) the Common Stock be held by at least 300 holders. As of December 31, 1995, the Company did not meet all of the criteria for continued listing. The listing qualifications committee of The Nasdaq Stock Market granted the Company a temporary exception from such requirements subject to meeting certain conditions (including completion of the offering by the Company of the Series A Convertible Preferred Stock), which conditions have been satisfied. The Company anticipates that the proceeds of the recently concluded private placements of Units comprised of the Series B'
Stock and the Class C Warrants will enable the Company to satisfy the Minimum Asset Requirement for continued listing until December 31, 1997. In the event that the Company does not raise additional funds in addition to those received in the recently concluded private placements, the Company may be required to reduce materially its planned research and development expenditures in order to continue to satisfy the Minimum Asset Requirement. However, if the Company is unable to continue to satisfy the Minimum Asset Requirement or the other maintenance requirements, the securities may be delisted from Nasdaq. In such event, trading, if any, in the Publicly Traded Securities, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the National Association of Securities Dealers' "Electronic Bulletin Board," and it would be more difficult to dispose of the securities or to obtain as favorable a price for the securities. Consequently, the liquidity of the securities could be impaired, not only in the number of securities that could be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts' and the media's coverage of the Company, which could result in lower prices for the securities than might otherwise be attained and in a larger spread between the bid and asked prices for the securities.

Risks of Low-Priced Stock; Possible Effect of "Penny Stock" Rules on Liquidity for the Company's Securities. If the Company's securities were delisted from Nasdaq, they may become subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors". For transactions covered by this Rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such Rule may affect the ability of broker-dealers to sell the Company's securities and may affect the ability to sell any of the Company's securities in the secondary market.

The Commission has adopted regulations which define a "penny stock" to be any equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

The foregoing required penny stock restrictions will not apply to the Company's securities if such securities are listed on Nasdaq and have certain price and volume information provided on a current and continuing basis, or if the Company meets certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from the penny stock restrictions. In any event, even if the Company's securities were exempt from such restrictions, the Company would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that engages in unlawful conduct while participating in a distribution of penny stock from associating with a broker-dealer or participating in a distribution of penny stock, if the Commission finds that such a restriction would be in the public interest.

If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities would be materially adversely affected.

                                   THE COMPANY

The Company is a development stage pharmaceutical company engaged in the business of acquiring rights to, and developing for commercialization, technologies and drugs for the treatment of a number of life threatening diseases including cancer, cardiovascular disorders and acute inflammation. The Company has focused on acquiring compounds that have been previously tested in humans or animals and technologies that may improve the delivery or targeting of previously tested, and in some cases marketed, anticancer agents. The Company has received approval of Investigational New Drug applications by the United States Food and Drug Administration with respect to three of its product candidates, one of which is currently in Phase I clinical trials. On March 15, 1996, the Company acquired (the "Lexin Purchase") the assets and business of Lexin Pharmaceutical Corporation ("Lexin"). The assets acquired in the Lexin Purchase are designed primarily as potential therapeutic agents for acute inflammatory and cardiovascular diseases.

The Company's lead products under development are:


Product Candidate                            Indication                                  Stage of Development
-----------------                            -----------                                 --------------------
Spartaject(TM) busulfan                      Providing injectable delivery of            IND approved
                                             drug for ablating bone marrow
                                             prior to bone marrow transplant

RII retinamide                               Treatment of Myelodysplastic                Phase I Clinical Trial Commenced
                                             Syndromes (MDS)

L.A.D.D.(TM) 5-FP                            Providing oral delivery of 5-FU             IND approved
                                             for the treatment of colorectal,
                                             breast, liver and other cancers

LEX032                                       Treatment of reperfusion injury,            Preclinical
                                             (e.g., occurring after myocardial
                                             infarction and stroke)


In addition to the Company's lead product candidates, the Company has also identified, and in some instances has undertaken some development of, other applications of its licensed technologies and other product candidates, one of which is in joint Phase I clinical trials in the United Kingdom.

The technology acquired in the Lexin Purchase is licensed exclusively from two universities and directed at the potential treatment of a number of life threatening diseases. LEX032 is intended to treat serine protease-mediated inflammatory tissue damage. Serine proteases are enzymes which digest proteins. They have been implicated in a number of serious diseases, especially those of major organs (e.g., the lung and pancreas) where uncontrolled inflammation may be fatal. LEX032 has exhibited what may be a unique spectrum of activity in certain animal models of reperfusion injury. A drug with such a spectrum of activity may be useful in the treatment of myocardial infarction, stroke, shock-resuscitation, replantation surgery, frostbite, burns and organ transplants. The compound is currently under evaluation, pursuant to an option granted to Astra Merck Inc., for the treatment of acute pancreatitis, or inflammation of the pancreas.

The Company was incorporated in Delaware on June 12, 1990 under the name MediRx Pharmaceuticals, Inc. and commenced operations in January 1991. It changed its name to Sparta Pharmaceuticals, Inc. on May 31, 1991. The Company's principal offices are located at Pennsylvania Business Campus, Rock Plaza III, 111 Rock Road, Horsham, Pennsylvania 19044, and its telephone number is (215) 442-1700.

Spartaject(TM) and L.A.D.D.(TM) are trademarks of the Company.

                              SELLING STOCKHOLDERS

         The Selling Stockholders are hereby offering Shares which have been or may hereafter be acquired by them upon the exercise of Stock Rights granted under the Plan. In addition to the persons named below, the Selling Stockholders include certain unnamed non-affiliates, each of whom holds less than the lesser of 1,000 shares or one percent (1%) of the shares of Common Stock issuable under the Plan, and who may use this Prospectus for reoffers and resales of up to that amount of shares. The names of additional Selling Stockholders and the number of Shares offered hereby by them may be added to this Prospectus from time to time by an addendum or supplement to this Prospectus. Other persons who acquire Shares from the Selling Stockholders may also be identified as Selling Stockholders by means of an addendum or supplement to this Prospectus.

         The following table sets forth certain information with respect to the Selling Stockholders as of December 31, 1996. Unless otherwise indicated, the Selling Stockholders are current or former employees or consultants of the Company.


                                    Number of
                                    Shares                                Number of         Percentage of
                                    Beneficially                          Shares to be      Class to be
                                    Owned              Number of          Beneficially      Beneficially
                                    Prior to           Shares Being       Owned After       Owned After
Name                                Offering(1)        Offered(2)         Offering(3)       Offering
----                                ------------       ------------       ------------      --------------
William M. Sullivan (4)                744,553            421,666            374,971           3.69%

William McCulloch, MB.,                251,666            281,666             66,666              *
Ch.B, F.R.C.P. (Glasg.) (5)

Jerry B. Hook, Ph.D. (6)               232,332            525,000            232,332           2.26%

Ronald H. Spair (7)                    116,166            190,000            116,166           1.17%

Peter Barton Hutt (8)                   51,666             50,000             16,666              *

Sir John Vane (9)                       51,666             50,000             16,666              *

Caroline D. Campbell (10)               35,000             70,000                  0              *

Colin B. Bier, Ph.D. (11)                    0             25,000                  0              *

Christopher P. Phillips                      0             90,000                  0              *

Harvey Rubin                            49,700             75,000             49,700              *

William C. Groutas                           0             50,000                  0              *

Joseph R. Bertino                       47,500             20,000             37,500              *




Yung-chi Cheng                          47,500             20,000             37,500              *

Howard Sands                                 0             14,000                  0              *

O. Michael Colvin                       13,333             10,000              8,333              *

Thomas A. Conners                       13,333             10,000              8,333              *

Lawrence H. Einhorn                      5,000             10,000                  0              *

Enrico Mihich                            5,000             10,000                  0              *

Franco M. Muggia                        13,333             10,000              8,333              *

Herbert M. Pinedo                       13,333             10,000              8,333              *

Thomas R. Redington                     10,000             10,000                  0              *

Shigeru Tsukagoshi                      13,333             10,000              8,333              *

M. Sharon Smith                              0              3,500                  0              *

Ann M. Connick                           1,750              2,666                  0              *

Catherine S. Landi                      17,416              1,500             16,666              *

James H. Nichols                         1,000              1,500              1,000              *

Tracy Coffey                                 0              1,500                  0              *

Cris Triolo                                  0              1,500                  0              *

------
*Less than 1% of the outstanding Common Stock


(1) Includes all shares of Common Stock owned by the Selling Stockholder and Shares of Common Stock which the Selling Stockholder has the right to acquire, through the exercise of convertible stock, warrants and Stock Rights, including those granted under the Plan, within 60 days after December 31, 1996.

(2) Includes certain shares of Common Stock acquired by the Selling Stockholder pursuant to the exercise of Stock Rights granted under the Plan and all shares of Common Stock which the Selling Stockholder has the right to acquire, through the exercise of Stock Rights granted under the Plan, whether or not such right has yet become exercisable or will become exercisable within 60 days after December 31, 1996.

(3) Includes shares of Common Stock beneficially owned by the Selling Stockholder and Shares of Common Stock which the Selling Stockholder has the right to acquire within 60 days after December 31, 1996, other than those shares registered pursuant hereto. Assumes all shares registered pursuant hereto will be sold, although there can be no assurance that any of the Selling Stockholders will offer for sale or sell any or all of the Common Stock offered by them pursuant to this Prospectus. Also assumes that no other shares are acquired or transferred by the Selling Stockholder.

(4) William M. Sullivan, a founder of the Company, has served as the Company's Chairman since February, 1991 and was President and Chief Executive Officer of the Company from October, 1991 until March, 1996. Mr. Sullivan's beneficially owned shares include shares owned by his wife and a child, for which he disclaims beneficial ownership and excludes shares owned by three adult children.

(5) Dr. William McCulloch has been Senior Vice President, Research and Development of the Company since October, 1992. He was a consultant to the Company from July through September, 1992.

(6) Jerry B. Hook, Ph.D. has been President, Chief Executive Officer and a Director of the Company since March, 1996.

(7) Ronald H. Spair has been Vice President and Chief Financial Officer of the Company since March, 1996 and Secretary of the Company since June, 1996.

(8) Peter Barton Hutt has been a Director of the Company since December, 1991.

(9) Sir John Vane has been a Director of the Company since December, 1991.

(10) Caroline D. Campbell had been Secretary and Treasurer of the Company through June, 1996.

(11) Colin B. Bier, Ph.D. has been a Director of the Company since September
1996.


                              PLAN OF DISTRIBUTION

The Shares may be offered and sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time on one or more exchanges or in the over-the-counter market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) privately negotiated transactions; and (f) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders or from purchasers in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

         In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 701 promulgated under the Securities Act ("Rule 144" or "Rule 701") may be sold under Rule 144 or Rule 701 rather than pursuant to this Prospectus.

         The Company and the Selling Stockholders may enter into customary agreements concerning indemnification and the provision of information in connection with the sale of the Shares.

         There is no assurance that any of the Selling Stockholders will offer for sale or sell any or all of the Common Stock covered by this Prospectus.


                                  LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered has been passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. of Boston, Massachusetts.


                                     EXPERTS

         The financial statements of the Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as indicated in their report with respect thereto which is incorporated herein by reference (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern mentioned in Note 1 to the financial statements appearing in such Form 10-K), and have been so incorporated in reliance on the authority of their report as experts in accounting and auditing.

         The financial statements of Lexin as of June 30, 1994 and 1995, for the years ended June 30, 1993, 1994 and 1995, and for the period from inception, February 23, 1989, to June 30, 1995, incorporated in this Prospectus by reference from the Company's Amended Current Report on Form 8-K/A dated March 15, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto which is incorporated herein by reference, and have been so incorporated in reliance upon the authority of that firm as experts in giving said report. Reference is made to said report which includes an explanatory paragraph regarding the uncertainty of Lexin's ability to continue as a going concern.


                          CHANGE IN PUBLIC ACCOUNTANTS

         The Board of Directors of the Company retained Arthur Andersen LLP as the Company's independent public accountants and discontinued employing Ernst & Young LLP. Ernst & Young LLP had been the Company's independent auditors since the Company's inception. Ernst & Young LLP's reports regarding the Company did not contain adverse opinions or disclaimer opinions and were not qualified as to audit scope or accounting principles. Ernst & Young LLP's report for the year ended December 31, 1995 was qualified regarding the uncertainty of the Company's ability to continue as a going concern. There were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures at the time of the change which if not resolved to Ernst & Young LLP's satisfaction, would have caused Ernst & Young LLP to make reference to the disagreement in connection with its report. Prior to retaining Arthur Andersen LLP, the Company did not consult with Arthur Andersen LLP regarding accounting principles.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1995.

         (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; the Company's Current Reports on Form 8-K dated March 15, 1996, April 1, 1996, April 30, 1996, May 15, 1996, August 7, 1996, August 23, 1996, September 3, 1996, September 23, 1996,
September 24, 1996 and September 26, 1996; the Company's Amended Current Reports on Form 8-K/A dated March 15, 1996 and September 3, 1996; the Company's Registration Statement on Form S-3, as amended, Registration No. 333-13621, filed on October 7, 1996 and all other reports filed by the Company pursuant to
Section 13(a) or 15(d) of the Exchange Act since December 31, 1995.

         (c) The description of Common Stock contained in the Company's Registration Statement on Form S-1, Registration No. 33-78086, filed on April 25, 1994 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


             IMPORTANT FACTORS REGARDING FORWARD LOOKING STATEMENTS

         Certain of the statements set forth in this Registration Statement (including in the Exhibits hereto) constitute "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act which are intended to be covered by the safe harbors created thereby. All such forward looking statements involve risks and uncertainties, including those statements regarding (i) the Company's research and development programs; (ii) the intention to contract with other organizations for development and registration, if applicable, of its product candidates; (iii) joint development or licensing arrangements with pharmaceutical companies; (iv) the research and development of particular compounds and technologies for particular indications; and (v) the period of time for which available funds will enable the Company to sustain its operations and to continue to satisfy certain requirements for the quotation of its securities on Nasdaq. Many important factors affect the Company's ability to achieve the stated outcomes and to successfully develop and commercialize its product candidates, including, among other things, the ability to obtain substantial additional funds, to obtain and maintain all necessary patents or licenses, to demonstrate the safety and efficacy of product candidates at each stage of development, to meet applicable regulatory standards, to receive required regulatory approvals, to meet obligations and required milestones under its license agreements, to be capable of producing drug candidates in commercial quantities at reasonable costs, to compete successfully against other products and to market products in a profitable manner. As a result, there also can be no assurance that the forward looking statements included in this Registration Statement will prove to be accurate. In light of the significant uncertainties inherent in the forward looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. These forward looking statements embody the Company's best estimates as of the date of this Registration Statement. The Company assumes no obligation to update such estimates except as required by the rules and regulations of the Commission.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents by Reference.
---------------------------------------------------------

         The following documents filed by the Company with the Commission are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1995.

         (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; the Company's Current Reports on Form 8-K dated March 15, 1996, April 1, 1996, April 30, 1996, May 15, 1996, August 7, 1996, August 23, 1996, September 3, 1996, September 23, 1996,
September 24, 1996 and September 26, 1996; the Company's Amended Current Reports on Form 8-K/A dated March 15, 1996 and September 3, 1996; the Company's Registration Statement on Form S-3, as amended, Registration No. 333-13621, filed on October 7, 1996 and all other reports filed by the Company pursuant to
Section 13(a) or 15(d) of the Exchange Act since December 31, 1995.

         (c) The description of Common Stock contained in the Company's Registration Statement on Form S-1, Registration No. 33-78086, filed on April 25, 1994 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All reports and other documents filed by the Company after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Item 4.  Description of Securities.
-----------------------------------

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.
------------------------------------------------

         The validity of the issuance of the shares of Common Stock registered under this Registration Statement has been passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. of Boston, Massachusetts.

Item 6.  Indemnification of Directors and Officers.
---------------------------------------------------

         Incorporated herein by reference from the Company's Registration Statement on Form S-1, Registration No. 33-72882 filed on December 14, 1993, or in amendments thereto.

Item 7.  Exemption from Registration Claimed.
---------------------------------------------

         Not applicable.

Item 8.  Exhibits.
------------------

         (4.1)   Amended and Restated Certificate of Incorporation (filed as
                 Exhibit 3.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed on August 1, 1996, and incorporated herein by reference).

         (4.2) Series B' Certificate of Designation (filed with the Company's Current Report on Form 8-K dated September 26, 1996, and incorporated herein by reference).

         (4.3) By-Laws, as amended and restated (Filed as Exhibit 3.3 to the Company's Registration Statement on Form S-1, Registration No. 33-72882, filed on December 14, 1993, or in amendments thereto, and incorporated herein by reference).

         (4.4) Form of Common Stock Certificate (Filed as Exhibit 4.2 to the Company's Registration Statement on Form S-1, Registration No. 33-78086, filed on April 25, 1994, or in amendments thereto, and incorporated herein by reference).

         (5) Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of the shares being registered.

         (10)    Sparta Pharmaceuticals, Inc. Amended 1991 Stock Plan.

         (23.1) Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5 hereto).

         (23.2)  Consent of Ernst & Young LLP.

         (23.3)  Consent of Arthur Andersen LLP.

         (24) Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

Item 9.  Undertakings.
----------------------

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

             Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Horsham, Pennsylvania on January 24, 1997.


                                     SPARTA PHARMACEUTICALS, INC.



                                     By   /s/ JERRY B. HOOK, PH.D.
                                          -------------------------------------
                                          Jerry B. Hook, Ph.D.
                                          President and Chief Executive Officer




         Each person whose signature appears below constitutes and appoints Jerry B. Hook, Ph.D. and Ronald H. Spair, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Sparta Pharmaceuticals, Inc. and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                 Title                              Date
         ---------                 -----                              ----

/s/ WILLIAM M. SULLIVAN     Chairman of the Board              January 24, 1997
------------------------
William M. Sullivan



/s/ JERRY B. HOOK, PH.D.    President, Chief Executive         January 24, 1997
-------------------------   Officer and Director
Jerry B. Hook, Ph.D.       (principal executive
                            officer)

/s/ RONALD H. SPAIR         Vice President, Chief Financial    January 24, 1997
-------------------------   Officer and Secretary (principal
Ronald H. Spair             financial and accounting officer)



/s/ COLIN B. BIER, PH.D.    Director                           January 17, 1997
-------------------------
Colin B. Bier, Ph.D.



/s/ PETER BARTON HUTT       Director                           January 24, 1997
-------------------------
Peter Barton Hutt



-------------------------- Director                            January __, 1997
Lindsay A. Rosenwald, M.D.



/s/ RICHARD L. SHERMAN     Director                            January 17, 1997
-------------------------
Richard L. Sherman



/s/ SIR JOHN VANE          Director                            January 20, 1997
-------------------------
Professor Sir John Vane

                          SPARTA PHARMACEUTICALS, INC.

                          INDEX TO EXHIBITS FILED WITH
                         FORM S-8 REGISTRATION STATEMENT

Exhibit                                                                                                   Sequential
Number            Description                                                                               Page No.
------            -----------                                                                             -----------
(4.1)             Amended and Restated Certificate of Incorporation (filed as Exhibit 3.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended June
                  30, 1996, filed on August 1, 1996, and incorporated herein by reference).

(4.2)             Series B' Certificate of Designation (filed with the Company's Current
                  Report on Form 8-K dated September 26, 1996, and incorporated herein by reference).

(4.3)             By-Laws, as amended and restated (Filed as Exhibit 3.3 to the Company's
                  Registration Statement on Form S-1, Registration No. 33-72882, filed on
                  December 14, 1993, or in amendments thereto, and incorporated herein by reference).

(4.4)             Form of Common Stock Certificate (Filed as Exhibit 4.2 to the Company's
                  Registration Statement on Form S-1, Registration No. 33-78086, filed on
                  April 25, 1994, or in amendments thereto, and incorporated herein by reference).

(5)               Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the
                  legality of the shares being registered.

(10)              Sparta Pharmaceuticals, Inc. Amended 1991 Stock Plan.

(23.1)            Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5 hereto).

(23.2)            Consent of Ernst & Young LLP.

(23.3)            Consent of Arthur Andersen LLP.

(24)              Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

